Exhibit 99.B(e)(1)(a)

Execution Copy

FIRST AMENDMENT TO

DISTRIBUTION SERVICES AGREEMENT

This First Amendment (the “Amendment”) to the Distribution Services Agreement dated as of February 24, 2017 (the “ Agreement”), by and between Victory Capital Management, Inc. (the ‘“Adviser’’), and Foreside Fund Services, LLC (the “‘Distributor”), is hereby effective as of February 24, 2017 (the “Effective Date”).

WHEREAS, the Adviser and Distributor (the “Parties”) desire to amend Exhibit B to the Agreement to reflect an updated Compensation arrangement; and

WHEREAS, Section xi(e) to the Agreement requires that amendments to the Agreement be made in writing and executed by both parties.

NOW THEREFORE, the Parties hereby agree as follows:

1.                       Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.                        Exhibit B of the Agreement is hereby deleted and replaced by Exhibit B attached hereto.

3.                        Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4, This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

VICTORY CAPITAL MANAGEMENT, INC.		FORESIDE FUND SERVICES, LLC

By:	/s/ Michael Policarpo	By:	/s/ Mark Fairbanks
Name:	Michael Policarpo	Name:	Mark Fairbanks
Title:	CFO/COO	Title:	Vice President

EXHIBIT B

Compensation

DISTRIBUTION SERVICES FEES

One-time Fees	Rate
Setup fee per Fund	$5,000 (Waived)
Recurring Fees	Rate
Asset Fee, based on total assets in each Fund calculated and billed monthly (subject to an annual minimum per Fund fee of $5,000)	•Up to $2 billion - 0.50 basis point •$2 billion to $5 billion - 0.30 basis point •Over $5 billion - 0.20 basis point

OUT-OF-POCKET EXPENSES

Reasonable out-of-pocket expenses incurred by the Distributor in connection with the services provided pursuant to the Distribution Agreement. Such expenses may include, without limitation, regulatory filing fees; sales literature regulatory review fees; communications; postage and delivery service fees; bank fees; reproduction and record retention fees; travel, lodging and meals.

Notes:

•                  Fees will be calculated and payable monthly.